                                                                     EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

June 2, 1999

AVIGEN, INC.
1201 Harbor Bay Parkway, #1000
Alameda, California  94502

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avigen, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 2,198,210 shares of the Company's Common Stock, $.001 par value (the "1999 Common Shares") and 439,642 shares of the Company's Common Stock issuable upon the exercise of warrants (the "1999 Warrant Shares") sold pursuant to the Common Stock and Warrant Purchase Agreement dated February 16, 1999 (the "1999 Agreement"), and the warrants issued thereunder (the "1999 Warrants") by and among the Company and each of those persons and entities listed as a Purchaser on the Schedule of Purchasers attached as Exhibit A to the 1999 Agreement, and (ii) 13,025 shares of the Company's Common Stock, $.001 par value (the "1998 Common Shares," and together with the 1999 Common Shares, the "Common Shares) and 2,605 shares of the Company's Common Stock issuable upon the exercise of warrants (the "1998 Warrant Shares," and together with the 1999 Warrant Shares, the "Warrant Shares") sold pursuant to the Common Stock and Warrant Purchase Agreement dated October 30, 1998 (the "1998 Agreement," and together with the 1999 Agreement, the "Agreements"), and the warrants issued thereunder (the "1998 Warrants," and together with the 1999 Warrants, the "Warrants") by and among the Company and each of those persons and entities listed as a Purchaser on the Schedule of Purchasers attached as Exhibit A to the 1998 Agreement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Shares are, and the Warrant Shares when paid for and issued upon exercise of the Warrants will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Brett D. White

Brett D. White

                                      II-5